Exhibit (a)(5) Amended Schedule A to the Delaware Trust Instrument dated September 26, 2003

Exhibit (a)(5)

SCHEDULE A
(to the Trust Instrument dated September 26, 2003)

SERIES OF THE TRUST

(As amended October 24, 2006)

FBR Pegasus Fund
FBR Pegasus Mid Cap Fund
FBR Pegasus Small Cap Fund
FBR Large Cap Financial Fund
FBR Large Cap Technology Fund
FBR Small Cap Fund
FBR Small Cap Financial Fund
FBR Small Cap Technology Fund
FBR Gas Utility Index Fund
FBR Fund for Government Investors